Horizon Technology Finance Announces Fourth Quarter and Full Year 2022 Financial Results

- Fourth Quarter 2022 Net Investment Income per Share of $0.40; NAV per Share of $11.47 -

- Grew Portfolio Year over Year by 57% to Record $720 Million -

- Horizon Platform Ends 2022 with Committed Backlog of $255 Million,
Including $220 Million in Horizon Commitments -

- Annual Debt Portfolio Yield of 14.4% -

- Declares Regular Monthly Distributions Totaling $0.33 per Share -

Farmington, Connecticut – February 28, 2023 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

●	Net investment income (“NII”) of $10.7 million, or $0.40 per share, compared to $8.1 million, or $0.39 per share for the prior-year period
●	Total investment portfolio of $720.0 million as of December 31, 2022
●	Net asset value of $318.4 million, or $11.47 per share, as of December 31, 2022
●	Annualized portfolio yield on debt investments of 14.5% for the quarter
●	Funded ten loans totaling $103.9 million
●

Horizon’s investment adviser, Horizon Technology Finance Management LLC (“HTFM” or the “Advisor”), originated $113.5 million through its lending platform (“Horizon Platform”), inclusive of the loans funded by Horizon

●	Successfully completed $100 million issuance of asset-backed notes, backed by $158 million of secured loans
●	Raised total net proceeds of approximately $17.1 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from two portfolio companies
●	Cash of $27.7 million and credit facility capacity of $143.2 million as of December 31, 2022
●	Held portfolio of warrant and equity positions in 98 companies as of December 31, 2022
●	Undistributed spillover income of $0.68 per share as of December 31, 2022
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in April, May and June 2023

Full Year 2022 Highlights

●	Net investment income of $36.2 million, or $1.46 per share for 2022, compared to $28.2 million, or $1.41 per share, for the prior year
●	Achieved portfolio yield on debt investments of 14.4% for 2022
●	Horizon funded 48 loans totaling $402.8 million; experienced liquidity events from 13 portfolio companies

“The fourth quarter provided a solid close to the year for Horizon as its portfolio continued to grow and its net investment income continued to exceed its distributions despite the challenging environment,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “For the quarter, Horizon generated NII of $0.40 per share, while generating a debt portfolio yield of 14.5%. In addition, we generated robust portfolio growth, as we finished the year with a record investment portfolio of $720 million, a 57% increase from year-end 2021. Our performance for the quarter and the year is a testament to the increasing power of the ‘Horizon’ brand and our team’s dedication.”

“Along with our growth, we maintained solid investment portfolio credit quality, with 95% of the fair value of Horizon’s loan portfolio 3-rated or better at the end of 2022,” continued Mr. Pomeroy. “We also increased our investment capacity during the quarter through our successful issuance of $100 million of asset-backed notes through a securitization. As we progress through 2023, we believe our strong balance sheet, robust committed backlog and pipeline, and our disciplined underwriting positions Horizon to continue growing its portfolio and deliver long-term value to our shareholders.”

Fourth Quarter 2022 Operating Results

Total investment income for the quarter ended December 31, 2022 grew 36.6% to $23.1 million, compared to $16.9 million for the quarter ended December 31, 2021, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and an increase in the base rate for most of the Company’s variable rate debt investments.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2022 and 2021 was 14.5% and 16.2%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended December 31, 2022 were $12.0 million, compared to $8.7 million for the quarter ended December 31, 2021. The increase was primarily due to a $3.0 million increase in interest expense and a $1.0 million increase in the base management fee, partially offset by a $0.6 million decrease in performance-based incentive fees.

Net investment income for the quarter ended December 31, 2022 was $10.7 million, or $0.40 per share, compared to $8.1 million, or $0.39 per share, for the quarter ended December 31, 2021.

For the quarter ended December 31, 2022, there were no net realized gains or losses on investments, compared to a net realized loss on investments of $0.9 million, or $0.04 per share, for the quarter ended December 31, 2021.

For the quarter ended December 31, 2022, net unrealized depreciation on investments was $6.7 million, or $0.25 per share, compared to $4.9 million, or $0.24 per share, for the prior-year period.

Full Year 2022 Operating Results

Total investment income for the year ended December 31, 2022 was $79.2 million, an increase of 32.0% compared to $60.0 million for the year ended December 31, 2021.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2022 and 2021 was 14.4% and 15.7%, respectively.

For the full year ended December 31, 2022, net investment income was $36.2 million, or $1.46 per share, compared to net investment income of $28.2 million, or $1.41 per share, in the prior year.

For the full year ended December 31, 2022, net realized loss on investments was $9.5 million, or $0.38 per share, compared to net realized loss on investments of $3.2 million, or $0.16 per share, for the full year ended December 31, 2021.

For the full year ended December 31, 2022, net unrealized depreciation on investments was $5.6 million, or $0.22 per share, compared to net unrealized appreciation on investments of $3.2 million, or $0.16 per share, for the full year ended December 31, 2021.

Portfolio Summary and Investment Activity

As of December 31, 2022, the Company’s debt portfolio consisted of 60 secured loans with an aggregate fair value of $686.5 million. In addition, the Company’s total warrant, equity and other investments in 100 portfolio companies had an aggregate fair value of $33.6 million. Total portfolio investment activity for the three months and full year ended December 31, 2022 and 2021 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Beginning portfolio	$ 634,624	$ 452,346	$ 458,075	$ 352,545

New debt investments	104,256	88,693	452,603	344,445

Less refinanced debt balances	(5,625)	—	(30,625)	—

Net new debt investments	98,631	88,693	421,978	344,445

Principal payments received on investments	(3,800)	(2,171)	(15,716)	(13,474)

Early pay-offs and principal paydowns	(2,638)	(66,579)	(80,155)	(174,536)

Accretion of debt investment fees	1,152	1,370	5,684	4,556

New debt investment fees	(1,032)	(930)	(5,290)	(3,261)

Proceeds from sale of investments	(283)	(9,169)	(49,964)	(52,954)

Net realized loss on investments	—	(568)	(9,127)	(2,451)

Net unrealized (depreciation) appreciation on investments	(6,628)	(4,917)	(5,459)	3,205

Ending portfolio	$ 720,026	$ 458,075	$ 720,026	$ 458,075

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2022, September 30, 2022 and December 31, 2021:

($ in thousands)	December 31, 2022			September 30, 2022			December 31, 2021
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	8	$ 93,832	13.7%	6	$ 95,996	15.8%	9	$ 104,863	24.0%
3	47	557,554	81.2%	48	495,118	81.3%	34	322,084	73.6%
2	2	26,822	3.9%	3	17,918	2.9%	1	3,470	0.8%
1	3	8,250	1.2%	-	--	--	1	6,900	1.6%
Total	60	$ 686,458	100.0%	57	$ 609,032	100.0%	45	$ 437,317	100.0%

As of December 31, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, compared to 3.1 as of September 30, 2022 and 3.2 as of December 31, 2021, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of December 31, 2022, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $20.9 million and an aggregate fair value of $8.3 million. As of September 30, 2022, there were no debt investments with an internal credit rating of 1. As of December 31, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $11.5 million and a fair value of $6.9 million.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $91.1 million in available liquidity, consisting of $27.7 million in cash and money market funds, and $63.4 million in funds available under existing credit facility commitments.

As of December 31, 2022, there was $5.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of December 31, 2022, there was $176.8 million in outstanding principal balance under the $200 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.57%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2019 Notes”) rated A+(sf) by a ratings agency. The 2019 Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. The reinvestment period of the 2019 Notes ended July 15, 2021 and the maturity is September 15, 2027. As of December 31, 2022, the 2019 Notes had an outstanding principal balance of $42.6 million.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum and have a stated maturity date of November 15, 2030. The reinvestment period of the 2022 Notes ends November 15, 2024 and the maturity is November 15, 2030. As of December 31, 2022, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended December 31, 2022, the Company sold 1,340,764 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $17.1 million, including $0.4 million of offering expenses, from these sales.

As of December 31, 2022, the Company’s debt to equity leverage ratio was 138%, above the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 172%.

Liquidity Events

During the quarter ended December 31, 2022, Horizon experienced liquidity events from two portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In November, LogicBio Therapeutics, Inc. prepaid its outstanding principal balance of $2.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

In December, Horizon received a paydown of $5.6 million on its venture loan to Interior Define, Inc. from the sale of certain assets of Interior Define, Inc. to a new borrower of Horizon, whose purchase of such assets was financed by Horizon with a new debt investment.

Net Asset Value

At December 31, 2022, the Company’s net assets were $318.4 million, or $11.47 per share, compared to $245.3 million, or $11.56 per share, as of December 31, 2021.

For the quarter ended December 31, 2022, net increase in net assets resulting from operations was $4.0 million, or $0.15 per share, compared to $2.3 million, or $0.11 per share, for the quarter ended December 31, 2021.

Stock Repurchase Program

During the quarter ended December 31, 2022, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2022, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

In January 2023, the Company sold 555,654 shares of common stock under the ATM offering program. For the same period, the Company received total accumulated net proceeds of approximately $6.6 million, including $0.1 million of offering expenses, from these sales.

On January 24, 2023, pursuant to the terms of an Asset Purchase Agreement dated August 18, 2022 by and between HESP LLC, the Company’s wholly-owned subsidiary (“HESP”) and Cadrenal Therapeutics, Inc. (“CVKD”), HESP received 600,000 shares of common stock of CVKD upon CVKD’s completion of its initial public offering.

On February 1, 2023, Canary Medical Inc. prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Canary Medical Inc.

On February 3, 2023, Unagi Inc. (“Unagi”) prepaid $3.2 million of the outstanding principal of its venture loan. The current outstanding principal balance of the Unagi’s venture loan as of the date hereof is $2.1 million. The Company and Unagi also amended the terms of the venture loan to, among other things, provide for payment in kind (PIK) interest and extend the maturity date of the outstanding principal balance of the loan.

On February 14, 2023, Embody, Inc. prepaid its outstanding principal balance of $2.5 million on its venture loan, plus interest and exit payment.

On February 20, 2023, the Board unanimously approved a new investment advisory agreement with the Advisor, substantially similar to the existing Investment Management Agreement, subject to stockholder approval and the closing of the sale of the Advisor to affiliates of Monroe Capital LLC (the “Transaction”). The Company does not anticipate the Transaction will substantially or adversely affect the Company. It is anticipated that all of the officers and investment professionals at the Advisor will remain at the Advisor and that the Advisor and the Company will maintain their venture lending-focused investment strategy.

On February 24, 2023, the Company funded a $5.0 million debt investment to an existing portfolio company, BriteCore Holdings, LLC.

On February 24, 2023, the Company funded a $20.0 million debt investment to a new portfolio company, Noodle Partners, Inc.

Monthly Distributions Declared in First Quarter 2023

On February 23, 2023, the Company’s board of directors declared monthly distributions of $0.11 per share, payable in each of April, May and June 2023. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 16, 2023	March 17, 2023	April 14, 2023	$0.11
April 17, 2023	April 18, 2023	May 16, 2023	$0.11
May 17, 2023	May 18, 2023	June 14, 2023	$0.11
		Total:	$0.33

After paying distributions of $1.25 per share deemed paid for tax purposes in 2022, declaring on October 28, 2022 a distribution of $0.11 per share payable January 13, 2023, and generating taxable earnings of $1.60 per share in 2022, the Company's undistributed spillover income as of December 31, 2022 was $0.68 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 1, 2023, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13735031. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Austin, Texas, Chicago, Illinois, Reston, Virginia and Portland, Maine. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021

Assets
Non-affiliate investments at fair value (cost of $721,248 and $452,387, respectively)	$ 720,026	$ 458,075
Controlled affiliate investments at fair value (cost of $0 and $1,450, respectively)	—	—
Total investments at fair value (cost of $721,248 and $453,837, respectively)	720,026	458,075
Cash	20,612	38,054
Investments in money market funds	7,066	7,868
Restricted investments in money market funds	2,788	1,359
Interest receivable	13,573	6,154
Other assets	2,761	2,450
Total assets	$ 766,826	$ 513,960

Liabilities
Borrowings	$ 434,078	$ 257,613
Distributions payable	9,159	6,365
Base management fee payable	1,065	706
Incentive fee payable	1,392	2,015
Other accrued expenses	2,684	1,926
Total liabilities	448,378	268,625

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 27,920,838 and 21,384,925 shares issued and 27,753,373 and 21,217,460 shares outstanding as of December 31, 2022 and December 31, 2021, respectively	29	22
Paid-in capital in excess of par	385,921	301,359
Distributable earnings	(67,502)	(56,046)
Total net assets	318,448	245,335
Total liabilities and net assets	$ 766,826	$ 513,960
Net asset value per common share	$ 11.47	$ 11.56

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Investment income
Interest income on investments
Interest income on non-affiliate investments	$ 23,049	$ 15,194	$ 77,366	$ 54,159
Interest income on affiliate investments	—	39	—	252
Total interest income on investments	23,049	15,233	77,366	54,411
Fee income
Prepayment fee income on non-affiliate investments	26	1,651	1,568	4,111
Fee income on non-affiliate investments	70	61	257	1,481
Fee income on affiliate investments	—	—	—	12
Total fee income	96	1,712	1,825	5,604
Total investment income	23,145	16,945	79,191	60,015
Expenses
Interest expense	6,215	3,253	19,202	12,034
Base management fee	3,011	2,022	10,566	7,617
Performance based incentive fee	1,392	2,015	7,745	7,055
Administrative fee	520	456	1,667	1,285
Professional fees	487	544	1,650	1,892
General and administrative	371	369	1,459	1,511
Total expenses	11,996	8,659	42,289	31,394
Net investment income before excise tax	11,149	8,286	36,902	28,621
Provision for excise tax	409	227	715	401
Net investment income	10,740	8,059	36,187	28,220
Net realized and unrealized loss
Net realized loss on non-affiliate investments	—	(486)	(8,364)	(2,858)
Net realized (loss) gain on non-controlled affiliate investments	—	(390)	30	(390)
Net realized loss on controlled affiliate investments	—	—	(1,150)	—
Net realized loss on investments	—	(876)	(9,484)	(3,248)
Net realized loss on extinguishment of debt	—	—	—	(395)
Net realized loss	—	(876)	(9,484)	(3,643)
Net unrealized (depreciation) appreciation on non-affiliate investments	(6,721)	(4,811)	(7,002)	5,503
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	—	1,019	—	(848)
Net unrealized (depreciation) appreciation on controlled affiliate investments	—	(1,125)	1,450	(1,450)
Net unrealized (depreciation) appreciation on investments	(6,721)	(4,917)	(5,552)	3,205
Net realized and unrealized loss	(6,721)	(5,793)	(15,036)	(438)
Net increase in net assets resulting from operations	$ 4,019	$ 2,266	$ 21,151	$ 27,782
Net investment income per common share	$ 0.40	$ 0.39	$ 1.46	$ 1.41
Net increase in net assets per common share	$ 0.15	$ 0.11	$ 0.86	$ 1.39
Distributions declared per share	$ 0.38	$ 0.35	$ 1.28	$ 1.25
Weighted average shares outstanding	26,918,733	20,622,770	24,726,079	20,027,420